UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	October 15, 2015

SBT Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Connecticut
(State or Other Jurisdiction of Incorporation)

000-51832	20-4343972
(Commission File Number)	(IRS Employer Identification No.)

86 Hopmeadow Street, P.O. Box 248, Simsbury, CT	06070
(Address of Principal Executive Offices)	(Zip Code)

(860) 408-5493
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 15, 2015 (the “Closing Date”), SBT Bancorp, Inc. (the “Company”) closed on the issuance of an unsecured subordinated term note in the aggregate principal amount of $7,500,000 due October 1, 2025 (the “Subordinated Note”) to Community Funding CLO, Ltd. (“Community Funding”) pursuant to a Subordinated Loan Agreement, dated as of September 30, 2015 (the “Loan Agreement”), by and between the Company and Community Funding CLO, Ltd.  The Company intends to use the net proceeds of approximately $7,245,500 from the issuance of the Subordinated Note (i) to redeem a portion of the 9,000 shares of the Company’s Senior Non-Cumulative Perpetual Preferred Stock, Series C, that the Company issued to the United States Department of the Treasury as part of the Company’s participation in the Small Business Lending Fund program, (ii) to support the growth of the Company’s primary operating subsidiary, The Simsbury Bank & Trust Company, Inc. (the “Bank”), including the Bank's expansion into the West Hartford, Connecticut market through the opening of a new branch office and the growth of the Bank’s loan portfolio, and (iii) for other general corporate purposes.

The Loan Agreement provides that the Subordinated Note will bear interest at a fixed rate of 6.75% per annum, provided, however, that for the period beginning immediately after the Closing Date through, but not including, February 11, 2016, Community Funding will rebate an amount equal to 3.40% per annum to the Company, resulting in a rate of 3.35% per annum to the Company, net of any payments of interest made by the Company, so long as no event of default has occurred or is occurring during such period.  Interest on the Subordinated Note will be payable by the Company quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing on the first such date following the Closing Date and on the maturity date.  The principal amount of the Subordinated Note is due on October 1, 2025, provided, however, that the Company may prepay all or a portion of the principal amount of the Subordinated Note on or after the fifth anniversary of the Closing Date.  Prior to the fifth anniversary of the Closing Date, the Company can prepay all or a portion of the principal amount of the Subordinated Note only under limited specified circumstances set forth in the Loan Agreement.  The Loan Agreement contains customary events of default such as the institution of bankruptcy proceedings by or against the Company and the non-payment by the Company of principal or interest when due. Community Funding may accelerate the repayment of the Subordinated Note only in the event that bankruptcy proceedings are instituted by or against the Company and not for any other event of default.

The Loan Agreement includes customary representations, warranties and covenants by the Company.  The Company also agreed to indemnify Community Funding and its affiliates against liabilities arising from any breach of representations, warranties and covenants made by the Company under the Loan Agreement or any action instituted against Community Funding and its affiliates by any shareholder of the Company or other third party with respect to the transactions contemplated by the Loan Agreement.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

4.1	Subordinated Loan Agreement, dated as of September 30, 2015, by and between the Company and Community Funding

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SBT BANCORP, INC.

	By:	/s/ Martin J. Geitz
	Name:	Martin J. Geitz
	Title:	President & Chief Executive Officer

Dated: October 15, 2015

Exhibit Index

Exhibit No.	Description

4.1	Subordinated Loan Agreement, dated as of September 30, 2015, by and between the Company and Community Funding